Exhibit 23.1

5400 W Cedar Ave Lakewood, CO 80226 Telephone: 303.953.1454 Fax: 303.945.7991

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (file No. 333-214779) and Form S-3 (File Nos. 333-217473 and 333-239757) of TD Holdings, Inc. (the “Company”) of our report dated June 4, 2021, relating to the consolidated balance sheet of the Company as of December 31, 2020, and the related consolidated statements of operations and comprehensive income (loss), changes in equity (deficit), and cash flows for the year ended December 31, 2020, and the related notes, included in its Annual Report on Form 10-K.

/s/ B F Borgers CPA PC

June 4, 2021